Exhibit 99.1

Live Current Media Closes Private Placement

VANCOUVER, BC – November 19, 2008 – Live Current Media Inc. (OTCBB:LIVC), a media company built around content and commerce destinations, announced today that it has accepted subscriptions in a non-brokered private placement to a limited group of institutional and accredited investors, and will be issuing 1.63 million Units at USD $0.65 per Unit for gross proceeds of USD $1.06 million. A second tranche for additional proceeds of up to $1 million is expected to close within the next 15 days.

Live Current CEO and Chairman, Geoffrey Hampson, the Company’s President and COO, Jonathan Ehrlich and Chief Corporate Development Officer, Mark Melville, all invested in the round.

Each Unit consists of one common share of Live Current and a two-year warrant to purchase one-half of a common share at a 20% premium to the Unit price and a three-year warrant to purchase one-half of a common share at a 40% premium to the Unit price.

Net proceeds from the financing will be used to accelerate the growth of the Company’s Perfume.com business, meet on-going obligations under the BCCI and IPL MOU’s announced in April 2008 and for general working capital purposes.

Mr. Hampson stated, "This financing, in addition to the expected proceeds of the previously announced sale of up to six non-core domain names, is consistent with management's strategy to ensure that sufficient cash resources are available to meet our obligations through the end of 2009 while minimizing dilution for existing investors."

The shares of common stock sold in the private placement have not been registered under the Securities Act of 1933, or any state securities laws, and were sold in a private transaction pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and Rule 506 of Regulation D of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities. The private placement was made by the Company and any opportunity to participate in the private placement is available only to a limited group of institutional and other accredited investors identified by the Company. The common stock and shares underlying the warrants sold in the offering may not be offered or sold in the United States absent a registration of the shares or an applicable exemption from the registration requirements of the Securities Act. This press release is intended to be a notification under Rule 135(c) of the Securities Act.

About Live Current Media Inc.

Live Current builds, owns and operates some of the most powerful and engaging content and commerce destinations on the Internet, such as www.perfume.com and www.cricket.com. Through subject-specific DestinationHubs™, Live Current properties connect people to each other and to the information, brands, and products they are passionate about. Live Current has headquarters in Vancouver, Canada with a location in Seattle, WA and is publicly traded on the NASD OTCBB (LIVC). For more information, visit www.livecurrent.com.

Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Live Current Media Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in economic conditions and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent the Company's views as of the date of this press release. The Company does not undertake any obligation to update any forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements.

Contact:

Live Current
Adam Rabiner
Director, Investor Relations
604-453-4875 or 1-866-898-4354
adam@livecurrent.com